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                                                                    EXHIBIT 99.1

                           IONIC FUEL TECHNOLOGY, INC.
                 COMPLETES REORGANIZATION OF EUROPEAN OPERATIONS

      ESSEX, ENGLAND (September 25, 2001)... Ionic Fuel Technology, Inc. (OTC BB:IFTI) stated today that it completed the reorganization of its European operations. The Company's operations in Europe, formerly conducted by Ionic Fuel Technology, Ltd. which is currently in liquidation, are now conducted by Ionic Fuel Technology (Europe) Ltd. Ionic Fuel Technology (Europe), Ltd. has acquired of all the existing customer rental, service and maintenance contracts along with inventory, the MIS copyright, and computer software and hardware from Ionic Fuel Technology, Ltd.

      The Company elected to reorganize its European operations following the decision by the major client of the Engineering Services Division to cease all expenditures for capital improvements at its European manufacturing facilities. The Company had submitted bids to this major client for several projects and anticipated being awarded contracts, including the previously announced development of a synthetic conveyor system, which would have generated significant revenue in the second half of calendar year 2001. Subsequently, the Company reorganized into Ionic Fuel Technology (Europe) to reduce costs consistent with its ongoing operations and concentrate its activities on IFT Technology and the sale or rental of its IFT System, the sale of its proprietary MIS product as well as burner service and maintenance.

      Service to current customers and the development of business with Dalkia S.C.A., under the contract signed in February 2001, is being performed by Ionic Fuel Technology (Europe). With respect to the Dalkia contract, trials have been successfully completed in two of the five Dalkia operating regions in France and these two regions have each selected over sixteen additional sites for evaluation. The Company recently appointed a salesman in France to assist with marketing efforts to Dalkia. The addition of a marketing executive in the United Kingdom and technical staff in France will be reviewed as business conditions dictate.

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      Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties including without limitation risks in technology developments, risks in product development and market acceptance of and demand for the Company's products, risks associated with foreign sales and other risks detailed in the Company's filings with the Securities and Exchange Commission.

      Ionic Fuel Technology, Inc. is an environmental and combustion technology company providing environmental solutions, combustion technology and energy utilization products and services to a variety of industries worldwide. The Company provides thermal process consultancy services, "TPS" and management information systems, "MIS", in addition to designing and assembling its proprietary "IFT System" at its offices and manufacturing facility in Essex, England. The Company's consultancy services and "IFT System" are marketed in the United Kingdom, Europe and the United States.

      Further information on Ionic Fuel Technology, Inc. can be found at the Company's website, www.ionicfuel.co.uk.